Exhibit 23.1

KPMG LLP

Suite 1200

450 East Las Olas Boulevard

Fort Lauderdale, FL 33301

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 17, 2023, with respect to the consolidated financial statements of AutoNation, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Fort Lauderdale, Florida

February 17, 2023